INTERCOMPANY PROMISSORY NOTE

$11,600,000	February 28, 2017

FOR VALUE RECEIVED, Paulsboro Natural Gas Pipeline Company LLC, a Delaware limited liability company (“Maker” or “PNGPC”), promises to pay to the order of PAULSBORO REFINING COMPANY LLC, a Delaware limited liability company (“Paulsboro Refining”; Paulsboro Refining together with its successors and assigns, the “Holder”), at its office address at One Sylvan Way, Second Floor, Parsippany, New Jersey 07054, or at such other place or to such account as the Holder may from time to time designate in writing, the principal sum of Eleven Million Six Hundred Thousand Dollars ($11,600,000), in lawful money of the United States of America and in immediately available funds, together with interest thereon at the rate(s) as provided in this Intercompany Promissory Note (this “Note”). This Note is executed to reflect amounts owing by PNGPC to Paulsboro Refining in respect of payments made by Paulsboro Refining on behalf of PNGPC pursuant to one or more agreements relating to the Project.
1.    Maturity; Payments. The outstanding principal amount of this Note, together with all accrued, unpaid interest thereon, shall be due and payable on the Maturity Date (as defined below). Maker shall have the right from time to time to prepay in whole or in part, without notice, penalty, or premium, the outstanding principal under this Note, provided only that Maker simultaneously pays interest to the date of such prepayment.

2.    Interest.
(a)    For the period prior to and including the Maturity Date, the outstanding principal under this Note shall bear interest at a rate equal to the lesser of (i) the per annum rate charged on Eurodollar Rate Loans as defined in the hereinafter defined Senior Credit Agreement, as such rate may change from time to time and irrespective of whether any such Eurodollar Rate Loans are actually outstanding under the Senior Credit Agreement, and (ii) eight percent (8%) per annum.
(b)    Notwithstanding the foregoing, all overdue principal and other overdue amounts shall thereafter bear interest payable on demand at a rate per annum equal to the lesser of (i) the rate charged to Maker for like sums that are past due under any document evidencing the Senior Credit Facility, as such rate may change from time to time and irrespective of whether any such sums are actually past due under any such document, and (ii) twelve percent (12%). Payment or acceptance of increased rates of interest provided for in this subparagraph (b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Holder.
(c)    All interest hereunder shall be calculated on the basis of the actual number of days elapsed in the related interest accrual period over a 365-day (or 366-day) year.

(d)    Accrued interest shall be due and payable on the Maturity Date; provided that (i) if the principal balance hereof is paid in whole or in part on any date other than the Maturity Date, interest shall be due and payable on the amount paid on such date, and (ii) interest accrued at the default rate shall be payable on demand.
3.    No Deduction for Taxes. Any and all payments or reimbursements made by Maker hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such payments or reimbursements and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of the Holder by the jurisdiction under the laws of which the Holder is organized or any political subdivision thereof and any political organization of which such jurisdiction is a part (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities, collectively or individually, “Taxes”). If Maker shall be required to deduct any Taxes from or in respect of any sum payable hereunder, then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Paragraph 3), the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Maker shall make such deductions, and (iii) Maker shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

4.    Tax Indemnification. Maker shall indemnify the Holder for the full amount of Taxes paid by the Holder relating to payments made by Maker hereunder, and any liability (including penalties, interest and expenses (including reasonable attorneys’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant governmental authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by the Holder, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Holder makes written demand therefor. If any Taxes for which the Holder has received indemnification from Maker hereunder (such determination to be made in the sole discretion of the Holder) shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Holder, the Holder shall promptly forward to Maker any such refunded amount (after deduction of any Taxes paid or payable by the Holder as a result of such refund), not exceeding the increased amount paid by Maker pursuant to Paragraph 3.

5.    Rank. The indebtedness and obligations evidenced by this Note shall be pari passu with all other senior indebtedness of Maker.

6.    Representations and Warranties. Maker hereby represents and warrants that, as of the date first above written (unless otherwise noted):

(a)Maker has the appropriate power and has, as of the date first above written, taken all necessary limited liability company action to authorize it to execute and deliver this Note, and, as of the date first above written, perform its obligations under this Note in accordance with the terms hereof and to consummate the transactions contemplated hereby. This Note has, as of the date first above written, been duly executed and delivered by Maker, and is a legal, valid and binding obligation of Maker, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)The execution, delivery and performance by Maker of this Note in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not: (i) violate any provision of law applicable to Maker; (ii) violate, result in a breach of, or constitute a default under (A) the certificate of formation or operating agreement of Maker, (B) any indenture, agreement, instrument or other contractual obligation of Maker that is material to the business or operations of Maker, or (C) any order, judgment, injunction, writ or decree of any court or other governmental authority to which Maker or any of its property is subject; (iii) result in or require the creation or imposition of any lien or security interest upon any of the properties or assets of Maker; or (iv) require any approval or consent of any person under any contractual obligation of Maker that is material to the business or operations of Maker, other than any such approval or consent that has been obtained as of the date first above written.

(c)The execution, delivery and performance by Maker of this Note in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent, exemption or approval of, or notice to, or filing with, any federal, state or other governmental authority or regulatory body, except for registrations, consents, exemptions, approvals, notices and filings which have been made or obtained as of the date first above written.

7.    Affirmative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)Maker will (i) preserve and maintain its organizational existence and all rights, franchises, licenses, and privileges that are material to the business or operations of Maker and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except, in the case of clause (ii), where the failure to do so could not reasonably be expected to have a material adverse effect on the business or operations of Maker.

(b)Maker will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it that are material prior to the date on which penalties attach thereto; except that, no such tax, assessment, charge, or levy need be paid which is being contested in good faith by appropriate proceedings that stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, or levy does not become a lien or charge and no foreclosure, distraint, sale, or similar proceedings shall have been commenced.

(c)Maker will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over the business of Maker, except where any such failure to so comply would not be materially adverse to the interests of the Holder in connection with this Note.

(d)Maker will deliver to the Holder written notice within five (5) business days of becoming aware of any condition or event that constitutes an Event of Default hereunder or that notice has been given to Maker or any of its controlled affiliates with respect thereto.

(e)Maker shall upon request of the Holder promptly take such action and promptly make, execute, and deliver all such additional and further items, assurances, and instruments as the Holder may reasonably require, so as to completely ensure to the Holder its rights hereunder.

8.    Negative Covenants. Unless otherwise approved by the Holder in its sole discretion, until all principal and interest due on this Note has been paid in full:

(a)Maker will not sell, lease, transfer or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of its assets, property or business (whether now owned or hereafter acquired) unless Maker remains liable for all of its obligations hereunder and the financial condition and credit ratings of the person leasing or receiving such assets, property or business, after giving effect to the transaction, would be equal to or better than those of Maker immediately prior to such transaction, and such person has executed and delivered to Maker documentation of its assumption of the due and punctual performance and observance of each obligation of Maker under this Note.

(b)Maker will not merge or consolidate with any person unless (i) Maker is the surviving person of such merger or consolidation or (ii) such person’s financial condition and credit ratings, after giving effect to the merger or consolidation, would be equal to or better than those of Maker immediately prior to such merger or consolidation, and such other entity has executed and delivered to the Holder documentation of its assumption of the due and punctual performance and observance of each obligation of Maker under this Note.

(c)Maker will not use the proceeds of the loan evidenced hereby for any purpose other than for the payment of costs associated with Project.

9.    Events of Default. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if: (i) Maker fails to pay the full amount of unpaid principal of, and accrued interest on, this Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration or otherwise; (ii) Maker fails to pay any other amounts due under this Note (other than an amount referred to in clause (i) of this Paragraph 9) when and as the same shall become due and payable and such non-payment continues for a period of three (3) days after the Holder gives Maker notice of such non-payment; (iii) any representation or warranty made by or on behalf of Maker in or in connection with this Note shall prove to have been incorrect in any material respect when made; (iv) Maker shall fail to observe or perform any covenant, condition or agreement contained in Paragraph 7(d), 8(a) or 8(b); (v) Maker shall fail to observe or perform any covenant, condition or agreement contained in this Note (other than those specified in clause (i), (ii), or (iv) of this Paragraph 9) and such failure shall continue unremedied for a period of thirty (30) days after notice being given to Maker by the Holder; (vi) a receiver, liquidator or trustee of Maker or of any property of Maker shall be appointed by court order or Maker shall be adjudged bankrupt or insolvent; or all or substantially all of the property of Maker shall be sequestered by court order; or a petition to reorganize Maker under any law shall be filed against Maker; (vii) Maker shall file a petition in bankruptcy or requesting reorganization under any provision of any bankruptcy, reorganization or insolvency law or shall consent to the filing of any petition against it under any such law; (viii) Maker shall make an assignment for the benefit of its creditors generally or fail to pay or admit in writing its inability to pay its debts generally when they become due or consent to the appointment of a receiver, trustee or liquidator of Maker or of all or any part of its property; (ix) (a) any event or condition occurs that results in any Material Indebtedness (as defined below) (other than indebtedness under any document evidencing the Senior Credit Facility) of Maker or PBFX becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (b) any event of default occurs under any document evidencing the Senior Credit Facility; or (xi) PNGPC ceases to be a direct or indirect wholly-owned subsidiary of PBFX or PBFX ceases to be a direct or indirect majority-owned subsidiary of PBF Energy Company LLC, and the Holder gives Maker notice that such event constitutes an Event of Default under this Note.

Upon the occurrence and during the continuance of an Event of Default: (A) the Holder shall have the right, by sending notice in writing to Maker (unless such Event of Default is occurring as a result of any event described in Paragraph 9, clauses (vi), (vii) or (viii) above, in which case no such notice shall be necessary and such acceleration shall be automatic), to declare the entire principal amount outstanding under this Note (plus all accrued but unpaid interest thereon) and any other applicable fees, costs and charges due hereunder, to be, and such principal amount of this Note shall thereupon be and become, immediately due and payable (together with all accrued but unpaid interest thereon) without presentment, demand, protest or notice of any kind (other than the notice described above), each of which is hereby waived by Maker, or any other action of any kind by the Holder; (B) the Holder may, at its option, exercise all of its other rights and remedies under applicable law; and (C) the Holder may, at its option, by notice in writing to Maker, offset against this Note any sum or sums owed by the Holder to Maker. Maker hereby agrees to pay all expenses incurred, all of which shall become a part of the principal hereof, if this Note is placed in the hands of an attorney for collection, or if collected by suit or through any probate, bankruptcy or any other legal proceedings.

The rights and remedies of the Holder under this Note shall be cumulative, and not exclusive. No delay or omission by the Holder in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein. Any single or partial exercise of any such right or power shall not preclude other or further exercise of any other right. By accepting payment after the due date of any amount payable under the terms of this Note, the Holder shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default in accordance with this Paragraph 9 for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

10.    Waivers. Maker and any endorsers and guarantors of this Note, and all others who may become liable for all or any part of the obligations evidenced by this Note, severally waive presentment for payment, protest, notice of protest, dishonor, notice of dishonor, demand, notice of non-payment, and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of cure or any right to a stay of execution or extension of time for payment or exempting any property of such person from levy and sale upon execution of any judgment obtained by the holder in respect of this Note. THE PARTIES WAIVE JURY TRIAL IN ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE ARISING FROM, THIS NOTE.

11.    Interest Limitation. It is the intention of Maker and the Holder to conform strictly to the applicable law permitting and/or establishing the maximum rate of non-usurious interest. Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, the aggregate of all interest and any other charges or consideration constituting interest under applicable law that is taken, reserved, contracted for, charged or received under this Note shall under no circumstances exceed the maximum non-usurious rate of interest allowed by the law applicable to this loan transaction.

12.    Assignment; Relationship of Parties. This Note shall be binding upon Maker and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors, transferees and assigns; provided that Maker shall not convey, transfer or assign this Note without, in each case, the prior written consent of the Holder. Any purported conveyance, transfer or assignment by Maker of this Note or Maker’s obligations hereunder without such consent shall be null and void; provided, however, that this Note may be assigned, transferred or negotiated by the Holder to any person or entity at any time without notice to or the consent of Maker. The relationship between Maker and the Holder with respect to this Note is and shall be that of debtor and creditor, respectively, and the Holder has no fiduciary obligation toward Maker with respect to this Note or the transactions contemplated hereby.

13.    No Oral Changes. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or the Holder, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

14.    Severability. If any provision of this Note is invalid or unenforceable, then the other provisions shall remain in full force and effect and shall be liberally construed in favor of the Holder.

15.    Applicable Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK NOTWITHSTANDING ANY PRINCIPLES OF CONFLICTS OF LAW.

16.    Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, electronic mail or by depositing same in the mail, addressed to the party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by electronic mail shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next business day). For purposes of notice, the addresses of the parties shall be as follows:

If to Maker, to:

Paulsboro Natural Gas Pipeline Company LLC
800 Billingsport Road
Paulsboro, New Jersey 08066
Attention:    Refinery Manager

with a copy to:

PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:    Matthew Lucey
E-mail:        matthew.lucey@pbfenergy.com

and

PBF Logistics LP
One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

Attention:	David Roush, Chairman of the Conflicts Committee of the Board of Directors of PBF Logistics GP LLC

If to the Holder, to:

Paulsboro Refining Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:    Erik Young
E-mail:        erik.young@pbfenergy.com

with a copy to:

Paulsboro Refining Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention:    Trecia Canty
E-mail:        trecia.canty@pbfenergy.com

or to such other address or addresses as the parties may from time to time designate in writing.

17.    Defined Terms. As used in this Note, the following terms shall have the meanings specified below:

“Material Indebtedness” shall mean indebtedness for borrowed money in the aggregate principal amount of $50,000,000 or more.

“Maturity Date” means: the later of (i) October 1, 2017, or (ii) the date upon which the Project is completed; provided, however, if either such date is not a business day, then the Maturity Date shall be the next succeeding business day.

“New PNG Pipeline” shall mean a new 24” pipeline that is to replace a portion of the existing natural gas pipeline owned by PNGPC which originates in Delaware County, Pennsylvania, at an interconnection with Texas Eastern pipeline, runs under the Delaware River, and terminates at the delivery point to the refinery owned by Paulsboro Refining Company, LLC in Gloucester County, New Jersey.

“PBFX” means PBF Logistics LP, a Delaware limited partnership.

“Project” means the construction of the New PNG Pipeline and abandonment of PNGPC’s existing 8” pipeline.

“Senior Credit Agreement” means that certain Revolving Credit Agreement, dated as of May 14, 2014, among PBFX, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an L/C Issuer, Citigroup Global Markets Inc., as Syndication Agent, Deutsche Bank Securities Inc., as Documentation Agent, and the other lenders party thereto, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Senior Credit Facility” shall mean the revolving credit facility and other financial accommodations evidenced by the Senior Credit Agreement, together with any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

18.    Notice of Final Agreement. THIS WRITTEN NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Note effective the day, month and year first aforesaid.
MAKER:

Paulsboro Natural Gas Pipeline Company LLC

By:     /s/ Matthew Lucey
Name: Matthew Lucey
Title: Executive Vice President